INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in previously filed Registration Statements of Aura Systems, Inc. on Form S-3 (File Nos. 333-1315, 33-75160, 333-41509, 333-46773 and 333-57824) and Form S-8 (File No. 33-66982) of our
report dated April 12, 2001, which contains an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, appearing in this Annual Report on Form 10-K/A of Aura Systems, Inc. for the year ended February 28, 2001.



SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
August 3, 2001